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                         U.S. TIMBERLANDS COMPANY, L.P.



FOR IMMEDIATE RELEASE


Contacts:                Thomas C. Ludlow
                         Chief Financial Officer
                         U.S. Timberlands Company, L.P.
                         (212) 755-1100



                RECEIPT OF REVISED OFFER TO TAKE COMPANY PRIVATE


NEW YORK, April 23, 2002 -- U.S. Timberlands Company, L.P. (Nasdaq: TIMBZ) today announced that the independent committee of the Board of Directors has received a revised offer to take the company private. The revised offer from the management group contemplates an acquisition of all of the issued and outstanding common limited partnership units not held by it or its affiliates for $2.75 per unit in cash. The offer contemplates that the acquirer would make a cash tender offer for all of the units not held by affiliates of the acquirer following the execution of a definitive merger agreement.. The offer represents a premium of approximately 85% over the average of the closing sale price for the common units for the ten (10) days preceding the offer. The offer letter also states that the acquirer has received confirmation from a major financial institution that will provide sufficient financing to complete the transaction, subject to preparation of the documentation and a review of appraised timber values. The going private transaction is subject to the execution of the definitive agreements and other customary conditions.

U.S. Timberlands Company, L.P. and its affiliate own 670,000 fee acres of timberland and cutting rights on 18,000 acres of timberland containing total merchantable timber volume estimated to be approximately 1.8 billion board feet in Oregon and Washington, east of the Cascade Range. U.S. Timberlands specializes in the growing of trees and the sale of logs and standing timber. Logs harvested from the timberlands are sold to unaffiliated domestic conversion facilities. These logs are processed for sale as lumber,


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molding products, doors, millwork, commodity, specialty and overlaid plywood products, laminated veneer lumber, engineered wood I-beams, particleboard, hardboard, paper and other wood products. These products are used in residential, commercial and industrial construction, home remodeling and repair and general industrial applications as well as a variety of paper products. U.S. Timberlands also owns and operates its own seed orchard and produces approximately five million conifer seedlings annually from its nursery, approximately 75% of which are used for its own internal reforestation programs, with the balance sold to other forest products companies.

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Federal securities laws. Although U.S. Timberlands believes that expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Such risks, trends and uncertainties include the highly cyclical nature of the forest products industry, economic conditions in export markets, the possibility that timber supply could increase if governmental, environmental or endangered species policies change, and limitations on U.S. Timberlands' ability to harvest its timber due to adverse natural conditions or increased governmental restrictions. For a more complete description of factors, which could impact U.S. Timberlands and the statements contained herein, reference should be made to U.S. Timberlands' filings with the United States Securities and Exchange Commission.



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